Exhibit 15.3

Our refKON/302157-000001/26289192v1

Direct tel+852 3690 7595
E-mailKatherine.Ng@maples.com

BY COURIER

NetEase, Inc. NetEase Building, No. 599 Wangshang Road Binjiang District, Hangzhou, 310052 People’s Republic of China

April 27, 2023

Dear Sir

Re: NetEase, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference of our name under the headings “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” and “Item 10. Additional Information – E. Taxation – Enforcement of Civil Liabilities” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP